 Tuesday June 11, 2002

Press Release

SOURCE: SCORE GROUP, INC.

SCORE FILES PROXY MATERIALS

HOUSTON, June 11 /PRNewswire/ -- Shareholders Committed TO Restoring Equity, ("SCORE") Group, Inc. announced today that the U.S. Securities and Exchange Commission has issued approval for the SCORE Group to distribute its Proxy Statement to Adair International Oil and Gas, Inc. ("AIGI") shareholders. AIGI shareholders will begin receiving the SCORE Group Proxy Statement and a GOLD Proxy ballot card in the mail within ten days. N.S. Taylor & Associates, Inc. a professional Proxy solicitation firm has been engaged by the SCORE Group to assist in providing information and answering AIGI shareholder questions. AIGI shareholders with questions should contact N.S. Taylor toll free at 1-888-470-3800.

Since August 2001, the SCORE Group has conducted an ongoing investigation into the Corporation's stock price decline. Among the long list of activities that have occurred while the AIGI Board of Directors has been solely comprised of John W. Adair, Chairman and CEO, and Jalal Alghani, Vice Chairman, CFO and Corporate Secretary, the issues presented below represent those activities that the SCORE Group believes have most profoundly affected AIGI shareholder interests:

  Issuing over 50,000,000 shares of AIGI's common stock to themselves and entities they control without first paying for those shares. A majority of these shares have been subsequently sold to the investing public through two Canadian stockbrokers and are no longer controlled by Mr. Adair and Mr. Alghani.
  Issuing shares of the Corporation's common stock for cash, but keeping a substantial portion of the cash for their personal use.
  Forfeiting over $1,000,000 in annual revenue by losing the operatorship of the Yemen Block 20 project.
  Forcing the Corporation's financial condition to near bankruptcy.
  Losing over $187,000,000 in AIGI's shareholder equity while the share price dropped from $3.72 in January 2000 to approximately $0.01 per share today.

The SCORE Group believes the above issues are a direct result of the lack of independent oversight by the AIGI Board of Directors. It is important that AIGI shareholders vote their shares at the AIGI 2001 AGM to elect the SCORE Group Nominees to the AIGI Board of Directors so we can return GOOD CORPORATE GOVERNANCE to this Corporation!

The SCORE Group, Inc. is a Texas non-profit corporation, organized by concerned AIGI shareholders that are calling for the election of a new AIGI Board of Directors to restore financial responsibility, install good corporate governance and implement new business strategies for the Corporation. The SCORE Group is seeking shareholder Proxies to elect the SCORE Group Nominees to the AIGI Board of Director at the AIGI 2001 AGM scheduled for Monday, July 15, 2002 to be held at 9 am local time in the Chase Center Auditorium, 601 Travis, Houston, Texas 77002.

AIGI shareholders with Internet access should refer to the SCORE Group website www.TruthAboutAIGI.com to receive more information. AIGI shareholders without Internet access should call N.S. Taylor & Associates toll free at: 1-866-470-3800 to receive more information.

This press release includes certain forward-looking statements. The forward-looking statements reflect the SCORE Group's beliefs, expectations, objectives, and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

The SCORE Group Proxy Statement contains important information for consideration by AIGI shareholders. If you are an AIGI shareholder, please read the SCORE Group Proxy Statement and the supporting information available on the SEC website www.sec.gov before taking any action with respect to the proposals presented therein.

SOURCE: SCORE GROUP, INC.